Exhibit 99.1

Revlon Reports Fourth Quarter and Full Year 2017 Results Consistent with Preliminary Estimates

NEW YORK--(BUSINESS WIRE)--March 15, 2018--Revlon, Inc. (NYSE:REV) today announced its results for the quarter and year ended December 31, 2017.

Quarter ended December 31, 2017 Highlights1:

  As Reported net sales were $786.6 million, a decrease of 1.8% compared to the prior-year period.
  As Reported operating income of $21.0 million, compared to operating income of $25.4 million in the prior-year period.
  As Reported net loss was $76.9 million, compared to As Reported net loss of $36.5 million in the prior-year period. Adjusted(a) net loss was $45.2 million, compared to Adjusted net income of $22.5 million in the prior-year period.
  Adjusted EBITDA(a) was $112.0 million, compared to $149.0 million in the prior-year period, representing a 24.8% decrease.

Fourth Quarter 2017 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items described in footnote (a).

(USD millions, except per share data)	Three Months Ended December 31,

	2017		2016		As Reported	Adjusted
	As Reported	Adjusted	As Reported	Adjusted	% Change	% Change

Net Sales	$786.6	$786.6	$800.7	$800.7	(1.8)%	(1.8)%
Gross Profit	458.9	459.3	452.4	468.9	1.4%	(2.0)%
Gross Margin	58.3%	58.4%	56.5%	58.6%	180bps	-20bps
Operating income	$21.0	$67.0	$25.4	$105.2	(17.3)%	(36.3)%
Adjusted EBITDA		112.0		149.0		(24.8)%
Net (loss) income	(76.9)	(45.2)	(36.5)	22.5	(110.7)%	(300.9)%
Diluted (loss) earnings per common share	$(1.46)	$(0.86)	$(0.70)	$0.43	(108.6)%	(300.0)%

[1] The results discussed below include the following measures: U.S. GAAP (“As Reported”); non-GAAP (“Adjusted”), which excludes certain Non-Operating Items (as defined in footnote (a)) from As Reported results; and Non-GAAP pro forma (“Pro Forma Adjusted”), which presents the Adjusted results on a pro forma basis as if Revlon and Elizabeth Arden were a combined company for all of the periods presented (“Pro Forma”). See footnote (a) for further discussion of the Company’s Adjusted and Pro Forma Adjusted measures. Reconciliations of As Reported results to Pro Forma, Adjusted and Pro Forma Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”).

As Reported net sales were $786.6 million in the fourth quarter of 2017, a decrease of 1.8% compared to the prior- year period, primarily driven by net sales declines in North America, partially offset by international growth within the Elizabeth Arden segment.

As Reported gross margin was 58.3% in the fourth quarter of 2017, compared to 56.5% in the prior-year period, an increase of 180 basis points ("bps"). This increase was driven by the impacts of additional inventory costs in the prior-year period related to the increase in the fair value of inventory acquired in the Elizabeth Arden acquisition and the realization of approximately $10 million of insourcing integration synergies, which were partially offset by higher obsolescence as the Company executes on aligning its strategic investments, higher returns and less overhead absorption. On an Adjusted basis, gross margin was 58.4% in the fourth quarter of 2017, compared to 58.6% in the prior-year period, a decline of 20bps due to the drivers in As Reported gross margin discussed above, excluding the impact of the additional inventory costs in the prior period related to the fair value of inventory acquired in the Elizabeth Arden acquisition.

As Reported operating income was $21.0 million in the fourth quarter of 2017, compared to operating income of $25.4 million in the prior-year period, driven by higher SG&A and acquisition and integration costs, partially offset by the results of the drivers of the increase discussed in As Reported gross margin above and lower restructuring charges. As Reported operating income for the fourth quarter of 2017 includes a $10.8 million non-cash goodwill impairment charge within the Company’s Global Color Brands reporting unit. On an Adjusted basis, operating income was $67.0 million in the fourth quarter of 2017, compared to Adjusted operating income of $105.2 million in the prior-year period, as a result of the drivers of the decline in Adjusted gross margin discussed above and higher SG&A costs, offset by the realization of a total of $28 million of pro forma synergies and cost reductions.

As Reported net loss was $76.9 million in the fourth quarter of 2017, compared to a net loss of $36.5 million in the prior-year period. This decline was primarily the result of the drivers discussed in As Reported operating income above and a higher provision for income taxes, which includes non-cash expense of $47.9 million associated with the reduction in the Company's deferred tax assets as a result of the reduction in the U.S. federal corporate tax rate following the enactment of the Tax Cuts and Jobs Act in the U.S. These drivers were partially offset by the favorable impacts of foreign currency fluctuations. Adjusted net loss, which excludes certain Non-Operating Items described in footnote (a), was $45.2 million in the fourth quarter of 2017, compared to Adjusted net income of $22.5 million in the prior-year period, a $67.7 million decrease, primarily driven by net sales declines, higher SG&A costs and a higher provision for income taxes, partially offset by the effects of foreign currency fluctuations as compared to the prior-year period.

Elizabeth Arden Integration Program

The Company continued to accelerate the realization of synergies and cost reductions on the restructuring and integration of Elizabeth Arden, delivering $69 million of synergies and cost reductions for the year ended December 31, 2017, as compared to an expected delivery of $55 million to $60 million for the year. Of the $69 million of synergies and cost reductions for the year ended December 31, 2017, approximately $23 million were realized within costs of sales and $46 million were realized within SG&A costs.

During the fourth quarter of 2017, the Company incurred approximately $22 million in restructuring and related charges in connection with implementing actions under the Elizabeth Arden Integration Program, as the Company continues to execute on the process to consolidate and streamline the combined organization. Through December 31, 2017, the Company has realized approximately $72 million in restructuring and related charges.

Segment Results

(USD millions)	Three Months Ended December 31,
	Net Sales
	As Reported		As Reported
	2017	2016	% Change	XFX % Change

Consumer	$355.7	$367.5	(3.2)%	(4.0)%
Elizabeth Arden	313.2	306.2	2.3%	1.6%
Professional	111.8	119.3	(6.3)%	(10.4)%
Other	5.9	7.7	(23.4)%	(28.6)%
Total	$786.6	$800.7	(1.8)%	(3.0)%

	Three Months Ended December 31,
	Segment Profit (b)
	As Reported		As Reported
	2017	2016	% Change	XFX % Change

Consumer	$105.1	$128.8	(18.4)%	(18.2)%
Elizabeth Arden	48.7	35.7	36.4%	35.0%
Professional	10.4	26.0	(60.0)%	(62.3)%
Other	(1.2)	(1.8)	33.3%	44.4%
Total	$163.0	$188.7	(13.6)%	(13.9)%

Consumer Segment

Consumer segment net sales in the fourth quarter of 2017 were $355.7 million, a decrease of 3.2%, or 4.0% XFX, compared to the prior-year period, primarily driven by net sales declines in Almay color cosmetics as a result of higher returns, partially offset by growth in net sales of Revlon color cosmetics.

Consumer segment profit decreased by 18.4%, or 18.2% XFX, in the fourth quarter of 2017 compared to the prior-year period, primarily due to lower gross profit as a result of the decline in net sales and higher sales returns, as well as higher brand support expenses.

Elizabeth Arden Segment

Elizabeth Arden net sales in the fourth quarter of 2017 were $313.2 million, an increase of 2.3%, or 1.6% XFX, compared to the prior-year period, primarily driven by higher net sales of Elizabeth Arden branded skin care and fragrances internationally, offset by lower net sales of designer and celebrity fragrances, primarily within the U.S. mass retail channel.

Elizabeth Arden segment profit in the fourth quarter of 2017 was $48.7 million compared to $35.7 million in the prior-year period. The increase of 36.4% was primarily driven by higher net sales in addition to lower cost of sales and SG&A expenses due to the realization of synergies and cost reductions in 2017, partially offset by higher brand support expenses.

Professional Segment

Professional segment net sales in the fourth quarter of 2017 of $111.8 million decreased by 6.3%, or 10.4% XFX, compared to the prior-year period, driven by continued lower net sales of American Crew men’s grooming products, as efforts to balance trade inventory stabilize, which were partially offset by higher net sales of Creme of Nature multi-cultural hair products.

Professional segment profit decreased by 60.0%, or 62.3% XFX, in the fourth quarter of 2017 compared to the prior-year period, primarily resulting from lower gross profit driven by the declines in net sales and higher obsolescence, as well as higher brand support expenses.

Geographic Net Sales

Overall, net sales decreased on an As Reported basis by 1.8%, driven by overall lower net sales in North America, partially offset by international growth in the Elizabeth Arden and Professional segments.

(USD millions)	Three Months Ended December 31,
	2017 As Reported	2016 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Consumer
North America	$216.0	$225.7	(4.3)%	(4.6)%
International	139.7	141.8	(1.5)%	(3.0)%
Professional
North America	$44.1	$56.9	(22.5)%	(23.4)%
International	67.7	62.4	8.5%	1.4%
Elizabeth Arden
North America	$169.6	$187.2	(9.4)%	(9.7)%
International	143.6	119.0	20.7%	19.5%
Other
North America	$—	$—	N.M.	N.M.
International	5.9	7.7	(23.4)%	(28.6)%
Total Net Sales	$786.6	$800.7	(1.8)%	(3.0)%

Total Net Sales Summary
North America	$429.7	$469.8	(8.5)%	(8.9)%
International	356.9	330.9	7.9%	5.3%

Consumer Segment

In North America, Consumer segment net sales in the fourth quarter of 2017 of $216.0 million decreased by 4.3%, or 4.6% XFX, compared to the prior-year period, primarily as a result of higher sales returns for the Almay brand as well as continuing declines across several beauty categories within the U.S. mass retail channel, partially offset by higher net sales of Revlon color cosmetics.

In International, Consumer segment net sales in the fourth quarter of 2017 of $139.7 million decreased by 1.5%, or 3.0% XFX, compared to the prior-year period, which decrease was partially offset by higher net sales of Revlon color cosmetics in the Asia-Pacific region.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $169.6 million in the fourth quarter of 2017, which was a decrease of 9.4%, or 9.7% XFX, compared to the prior-year period, primarily due to decreases in net sales of celebrity and heritage fragrances in the U.S. mass retail channel.

In International, Elizabeth Arden segment net sales in the fourth quarter of 2017 of $143.6 million increased by 20.7%, or 19.5% XFX, compared to the prior-year period, primarily driven by higher net sales of Elizabeth Arden branded products in China and Travel Retail channels and higher net sales of heritage fragrances in Germany, South Africa and Australia.

Professional Segment

In North America, Professional segment net sales in the fourth quarter of 2017 of $44.1 million decreased by 22.5%, or 23.4% XFX, compared to the prior-year period, primarily driven by lower net sales of American Crew men’s grooming products, partially offset by higher net sales of Creme of Nature multi-cultural hair products.

In International, Professional segment net sales in the fourth quarter of 2017 of $67.7 million increased by 8.5%, or 1.4% XFX, compared to the prior-year period, which was essentially flat.

Cash Flow for the Full Year Period

Net cash used in operating activities in 2017 was $139.3 million, compared to net cash provided by operating activities of $120.1 million in 2016. Free cash flow used in 2017 was $247.6 million, compared to $60.8 million provided in 2016. These decreases are primarily driven by higher inventory; higher payments for interest, restructuring, acquisition and integration costs related to the EA Integration Program and permanent displays; as well as higher capital expenditures. Partially offsetting this were favorable changes in accounts payable and lower payments for income taxes and incentive compensation.

Liquidity

As of December 31, 2017, the Company had drawn $157 million on its Revolving Credit Facility and had $280.1 million of liquidity, consisting of $87.1 million of unrestricted cash and cash equivalents, as well as $193 million in available borrowing capacity under the Revolving Credit Facility. The Company has continued to repatriate cash to the U.S. using tax-effective methods as part of continuing to effectively manage its working capital needs.

Full Year 2017 Results

(USD millions, except per share data)	Year Ended December 31,
	2017		2016			As Reported	Adjusted
	As Reported	Adjusted	As Reported	Adjusted	Pro Forma Adjusted	% Change	% Change	Pro Forma % Change

Net Sales	$2,693.7	$2,693.7	$2,334.0	$2,334.0	$2,858.9	15.4%	15.4%	(5.8)%
Gross Profit	1,542.4	1,560.8	1,416.9	1,437.9	1,709.7	8.9%	8.5%	(8.7)%
Gross Margin	57.3%	57.9%	60.7%	61.6%	59.8%	-340bps	-370bps	-190bps
Operating (loss) income	$(22.3)	$96.2	$155.3	$285.7	$239.5	(114.4)%	(66.3)%	(59.8)%
Adjusted EBITDA		258.8		415.3	405.3		(37.7)%	(36.1)%
Net (loss) income	(183.2)	(101.4)	(21.9)	81.3		(736.5)%	(224.7)%
Diluted (loss) earnings per common share	$(3.48)	$(1.93)	$(0.42)	$1.55		(728.6)%	(224.5)%

As Reported net sales were $2,693.7 million in 2017, an increase of 15.4% compared to 2016, primarily driven by the inclusion of Elizabeth Arden segment net sales for the full year ended December 31, 2017. On a Pro Forma basis, net sales decreased by 5.8%, or 6.1% XFX, primarily driven by declines in the U.S. mass retail channel.

As Reported gross margin was 57.3% in 2017, compared to 60.7% in 2016, a decrease of 340bps. This decrease was primarily driven by the addition of the lower gross margin Elizabeth Arden business acquired in September 2016. On a Pro Forma Adjusted basis, gross margin was 57.9% in 2017, compared to 59.8% in the prior-year period, a decline of 190bps due to higher sales incentives and returns, as well as higher obsolescence, partially offset by the realization of approximately $23 million of pro forma synergies within the Elizabeth Arden segment.

As Reported operating loss was $22.3 million in 2017, compared to operating income of $155.3 million in 2016, driven by higher SG&A costs, in addition to higher acquisition and integration costs, partially offset by higher gross profit due to the inclusion of net sales in the Elizabeth Arden segment for the year ended December 31, 2017. On a Pro Forma Adjusted basis, operating income was $96.2 million, compared to Pro Forma Adjusted operating income of $239.5 million in 2016, a result of the drivers of the decline in Pro Forma Adjusted gross margin discussed above and higher SG&A costs, offset by the realization of approximately $69 million of pro forma synergies and cost reductions during 2017.

As Reported net loss was $183.2 million in 2017, compared to a net loss of $21.9 million in 2016. This decline was primarily the result of the drivers discussed in As Reported operating loss above and higher interest expense, partially offset by the favorable impacts of foreign currency fluctuations. Adjusted net loss, which excludes certain Non-Operating Items described in footnote (a), was $101.4 million in 2017, compared to Adjusted net income of $81.3 million in 2016, a $182.7 million decrease, driven by higher SG&A costs and higher interest expense, partially offset by higher gross profit due to the inclusion of the Elizabeth Arden segment for the full year ended December 31, 2017.

2017 Results Conference Call

The Company will host a conference call with members of the investment community today, March 15, 2018, at 5:30 P.M. NYC time to discuss 2017 results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: Pro Forma Net Sales; EBITDA; Adjusted and Pro Forma Adjusted EBITDA; Adjusted and Pro Forma Adjusted net (loss) income from continuing operations, before income taxes; Adjusted net (loss) income; Adjusted diluted (loss) earnings per common share; Pro Forma Adjusted operating income; Pro Form Adjusted gross margin; and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables. Pro Forma financial information assumes the Elizabeth Arden acquisition was completed on January 1, 2016 and its financial results were included for all periods presented.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the impact of non-cash stock compensation expense, the EBITDA Exclusions and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA and Pro Forma Adjusted EBITDA for all periods:

(USD millions)	Q4 2017	Q4 2016
Income / (Loss) Adjustments to EBITDA
Non-Operating Items:
Non-cash stock compensation expense	$0.9	$1.6
Restructuring and related charges	22.2	34.5
Acquisition and integration costs	12.7	3.7
Elizabeth Arden 2016 Business Transformation Program	0.3	0.9
Impairment charge	10.8	23.4
Inventory purchase accounting adjustments, cost of sales	—	16.4
Deferred consideration for CBB Acquisition	—	0.9

(USD millions)	YTD 2017	YTD 2016	YTD 2016 Pro Forma Adjusted
Income / (Loss) Adjustments to EBITDA
Non-Operating Items:
Non-cash stock compensation expense	$6.8	$6.4	$10.4
Restructuring and related charges	34.5	36.8	45.1
Acquisition and integration costs	52.9	43.2	2.8
Elizabeth Arden 2016 Business Transformation Program	1.1	2.6	2.6
Impairment charge	10.8	23.4	23.4
Inventory purchase accounting adjustments, cost of sales	17.2	20.9	20.9
Deferred consideration for CBB Acquisition	2.0	3.5	3.5

Adjusted net (loss) income and adjusted diluted (loss) earnings per common share exclude the after-tax impact of the Non-Operating Items from As Reported Net Income (loss).

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income, diluted earnings per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Consumer, Elizabeth Arden, Professional, and Other segments, excluding the EBITDA Exclusions. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). Unallocated corporate expenses primarily relate to general and administrative expenses related to the corporate administrative organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled. The Company does not have any material inter-segment sales.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions, including the estimates and assumptions used by the Company in preparing the pro forma financial information referenced in this press release, that could cause actual results to differ materially from those expected or implied by the pro forma financial information or the estimates and assumptions used in preparing the pro forma financial information. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments thereto filed with the SEC during 2017 and 2018 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). The business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)

Net sales	$786.6	$800.7	$2,693.7	$2,334.0
Cost of sales	327.7	348.3	1,151.3	917.1
Gross profit	458.9	452.4	1,542.4	1,416.9
Selling, general and administrative expenses	392.3	368.2	1,467.6	1,161.0
Acquisition and integration costs	12.7	3.7	52.9	43.2
Restructuring charges and other, net	22.1	31.7	33.4	34.0
Impairment charge	10.8	23.4	10.8	23.4
Operating income (loss)	21.0	25.4	(22.3)	155.3

Other expenses:
Interest expense	39.5	35.9	149.8	105.2
Amortization of debt issuance costs	2.3	2.2	9.1	6.8
Loss on early extinguishment of debt, net	—	—	—	16.9
Foreign currency (gains) losses, net	(1.7)	12.2	(18.5)	18.5
Miscellaneous, net	(1.0)	(0.5)	0.8	(0.6)
Other expenses	39.1	49.8	141.2	146.8

(Loss) income from continuing operations before income taxes	(18.1)	(24.4)	(163.5)	8.5
Provision for income taxes	59.6	9.5	21.8	25.5
Loss from continuing operations, net of taxes	(77.7)	(33.9)	(185.3)	(17.0)
Income (loss) from discontinued operations, net of taxes	0.8	(2.6)	2.1	(4.9)
Net loss	$(76.9)	$(36.5)	$(183.2)	$(21.9)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	3.7	(8.5)	9.0	(0.5)
Amortization of pension related costs, net of tax	2.0	2.0	8.1	7.6
Pension re-measurement, net of tax	1.8	(14.3)	1.8	(14.3)
Pension curtailment, net of tax	(0.5)	—	2.1	—
Reclassification into earnings of accumulated losses from the de-designated 2013 Interest Rate Swap, net of tax	0.5	—	2.3	—
Revaluation of derivative financial instruments, net of reclassifications into earnings, net of tax	—	0.7	—	0.8
Other comprehensive income (loss)	7.5	(20.1)	23.3	(6.4)
Total comprehensive loss	$(69.4)	$(56.6)	$(159.9)	$(28.3)

Basic (loss) earnings per common share:
Continuing operations	$(1.48)	$(0.65)	$(3.52)	$(0.33)
Discontinued operations	0.02	(0.05)	0.04	(0.09)
Net loss	$(1.46)	$(0.70)	$(3.48)	$(0.42)

Diluted (loss) earnings per common share:
Continuing operations	$(1.48)	$(0.65)	$(3.52)	$(0.33)
Discontinued operations	0.02	(0.05)	0.04	(0.09)
Net loss	$(1.46)	$(0.70)	$(3.48)	$(0.42)

Weighted average number of common shares outstanding:
Basic	52,635,051	52,513,481	52,597,582	52,504,196
Diluted	52,635,051	52,513,481	52,597,582	52,504,196

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$87.1	$186.4
Trade receivables, net	444.8	423.9
Inventories	497.9	424.6
Prepaid expenses and other	113.4	88.8
Total current assets	1,143.2	1,123.7
Property, plant and equipment, net	372.7	320.5
Deferred income taxes	138.0	149.7
Goodwill	692.5	689.5
Intangible assets, net	592.1	636.6
Other assets	118.4	103.5
Total assets	$3,056.9	$3,023.5

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$12.4	$10.8
Current portion of long-term debt	170.2	18.1
Accounts payable	336.9	296.9
Accrued expenses and other	412.8	382.9
Total current liabilities	932.3	708.7
Long-term debt	2,653.7	2,663.1
Long-term pension and other post-retirement plan liabilities	172.8	184.1
Other long-term liabilities	68.5	82.4
Total stockholders' deficiency	(770.4)	(614.8)
Total liabilities and stockholders' deficiency	$3,056.9	$3,023.5

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(183.2)	$(21.9)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	155.8	123.2
Foreign currency (gains) losses from re-measurement	(22.5)	20.6
Amortization of debt discount	1.2	1.4
Stock-based compensation amortization	6.8	6.4
Impairment charge	10.8	23.4
Provision for (benefit from) deferred income taxes	22.6	(6.2)
Loss on early extinguishment of debt, net	—	16.9
Amortization of debt issuance costs	9.1	6.8
Loss on sale of certain assets	1.6	0.4
Pension and other post-retirement cost (income)	1.5	(0.6)
Change in assets and liabilities, net of acquisitions:
Increase in trade receivables	(9.9)	(59.5)
(Increase) decrease in inventories	(63.0)	74.5
Increase in prepaid expenses and other current assets	(21.2)	(8.2)
Increase (decrease) in accounts payable	26.8	(12.6)
Increase in accrued expenses and other current liabilities	12.3	11.7
Pension and other post-retirement plan contributions	(8.5)	(8.3)
Purchases of permanent displays	(65.5)	(52.1)
Other, net	(14.0)	4.2
Net cash (used in) provided by operating activities	(139.3)	120.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108.3)	(59.3)
Business acquisitions, net of cash acquired	—	(1,028.7)
Proceeds from the sale of certain assets	—	0.5
Net cash used in investing activities	(108.3)	(1,087.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	3.3	—
Net borrowings under the 2016 Revolving Credit Facility	157.0	—
Repayments under the 2016 Term Loan Facility	(18.0)	(4.5)
Prepayments under the Old Acquisition Term Loan	—	(15.1)
Prepayments under the 2011 Term Loan	—	(11.5)
Repayment of Old Acquisition Term Loan	—	(658.6)
Repayment of 2011 Term Loan.	—	(651.4)
Borrowings under the 2016 Term Loan Facility	—	1,791.0
Proceeds from the issuance of 6.25% Senior Notes	—	450.0
Payment of financing costs	(1.2)	(61.6)
Tax withholdings related to net share settlements of restricted stock units and awards	(2.5)	(3.2)
Treasury stock purchased	—	(2.7)
Other financing activities	(1.7)	(2.5)
Net cash provided by financing activities	136.9	829.9
Effect of exchange rate changes on cash and cash equivalents	11.3	(2.6)
Net decrease in cash, cash equivalents and restricted cash	(99.4)	(140.1)
Cash, cash equivalents and restricted cash at beginning of period	186.8	326.9
Cash, cash equivalents and restricted cash at end of period	$87.4	$186.8
Supplemental schedule of cash flow information:
Cash paid (received) during the period for:
Interest	$149.1	$91.7
Income taxes, net of refunds	0.4	21.9

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2017	2016
	(Unaudited)

Reconciliation to net loss:

Net loss	$(76.9)	$(36.5)
Income (loss) from discontinued operations, net of taxes	0.8	(2.6)
Loss from continuing operations, net of taxes	(77.7)	(33.9)

Interest expense	39.5	35.9
Amortization of debt issuance costs	2.3	2.2
Foreign currency (gains) losses , net	(1.7)	12.2
Provision for income taxes	59.6	9.5
Depreciation and amortization	44.1	42.2
Miscellaneous, net	(1.0)	(0.5)

EBITDA	$65.1	$67.6

Non-operating items:
Non-cash stock compensation expense	0.9	1.6
Restructuring and related charges	22.2	34.5
Acquisition and integration costs	12.7	3.7
Acquisition inventory adjustments	—	16.4
Impairment charge	10.8	23.4
Deferred consideration for CBB acquisition	—	0.9
Elizabeth Arden 2016 Business Transformation program	0.3	0.9

Adjusted EBITDA	$112.0	$149.0

	Year Ended December 31,
	2017	2016
	(Unaudited)

Reconciliation to net loss:

Net loss	$(183.2)	$(21.9)
Income (loss) from discontinued operations, net of taxes	2.1	(4.9)
Loss from continuing operations, net of taxes	(185.3)	(17.0)

Interest expense	149.8	105.2
Amortization of debt issuance costs	9.1	6.8
Loss on early extinguishment of debt	—	16.9
Foreign currency (gains) losses, net	(18.5)	18.5
Provision for income taxes	21.8	25.5
Depreciation and amortization	155.8	123.2
Miscellaneous, net	0.8	(0.6)

EBITDA	$133.5	$278.5

Non-operating items:
Non-cash stock compensation expense	6.8	6.4
Restructuring and related charges	34.5	36.8
Acquisition and integration costs	52.9	43.2
Acquisition inventory adjustments	17.2	20.9
Impairment charge	10.8	23.4
Deferred consideration for CBB acquisition	2.0	3.5
Elizabeth Arden 2016 Business Transformation program	1.1	2.6

Adjusted EBITDA	$258.8	$415.3

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2017	2016
	(Unaudited)

Segment Net Sales:
Consumer	$355.7	$367.5
Elizabeth Arden	313.2	306.2
Professional	111.8	119.3
Other	5.9	7.7
Total Segment Net Sales	$786.6	$800.7

Segment Profit:
Consumer	105.1	$128.8
Elizabeth Arden	48.7	35.7
Professional	10.4	26.0
Other	(1.2)	(1.8)
Total Segment Profit	$163.0	$188.7

Unallocated Corporate Expenses	51.0	39.7
Total Adjusted EBITDA	$112.0	$149.0

Reconciliation to loss from continuing operations before income taxes:
Loss from continuing operations before income taxes	$(18.1)	$(24.4)

Interest expense	39.5	35.9
Amortization of debt issuance costs	2.3	2.2
Foreign currency (gains) losses, net	(1.7)	12.2
Miscellaneous, net	(1.0)	(0.5)
Operating income	21.0	25.4

Non-operating items:
Restructuring and related charges	22.2	34.5
Acquisition and integration costs	12.7	3.7
Acquisition inventory adjustments	—	16.4
Impairment charge	10.8	23.4
Deferred consideration for CBB acquisition	—	0.9
Elizabeth Arden 2016 Business Transformation program	0.3	0.9
Adjusted Operating income	67.0	105.2

Non-cash stock compensation expense	0.9	1.6
Depreciation and amortization	44.1	42.2

Adjusted EBITDA	$112.0	$149.0

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATION
(dollars in millions)

	Year Ended December 31, 2017	Year Ended December 31, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden Historical 1/1/16- 9/6/16	Pro Forma Adjustments	Pro Forma Combined
		(Unaudited)

Segment Net Sales:
Consumer	$1,288.5	$1,389.8	$—	$—	$1,389.8
Elizabeth Arden	952.5	441.4	524.9	—	966.3
Professional	432.2	476.5	—	—	476.5
Other	20.5	26.3	—	—	26.3
Total Segment Net Sales	$2,693.7	$2,334.0	$524.9	$—	$2,858.9

Segment Profit:
Consumer	$239.6	$349.2	$—	$—	$349.2
Elizabeth Arden	114.2	68.2	41.2	—	109.4
Professional	54.9	99.4	—	—	99.4
Other	(3.7)	(2.7)	—	—	(2.7)
Total Segment Profit	$405.0	$514.1	$41.2	$—	$555.3

Unallocated Corporate Expenses	146.2	98.8	51.2	—	150.0
Total Adjusted EBITDA	$258.8	$415.3	$(10.0)	$—	$405.3

Reconciliation to loss income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(163.5)	$8.5	$(99.4)	$33.9	$(57.0)

Interest expense	149.8	105.2	19.6	26.4	151.2
Amortization of debt issuance costs	9.1	6.8	1.3	3.5	11.6
Loss on early extinguishment of debt	—	16.9	—	—	16.9
Foreign currency (gains) losses, net	(18.5)	18.5	0.6	—	19.1
Miscellaneous, net	0.8	(0.6)	—	—	(0.6)
Operating (loss) income	(22.3)	155.3	(77.9)	63.8	141.2

Non-operating items:
Restructuring and related charges	34.5	36.8	8.3	—	45.1
Acquisition and integration costs	52.9	43.2	27.5	(67.9)	2.8
Acquisition inventory adjustments	17.2	20.9	—	—	20.9
Impairment charge	10.8	23.4	—	—	23.4
Deferred consideration for CBB acquisition	2.0	3.5	—	—	3.5
Elizabeth Arden 2016 Business Transformation Program	1.1	2.6	—	—	2.6
Adjusted Operating income (loss)	96.2	285.7	(42.1)	(4.1)	239.5

Non-cash stock compensation expense	6.8	6.4	4.0	—	10.4
Depreciation and amortization	155.8	123.2	28.1	4.1	155.4

Adjusted EBITDA	$258.8	$415.3	$(10.0)	$—	$405.3

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT AND PRO FORMA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2017	2016
	(Unaudited)

Gross Profit	$458.9	$452.4

Non-operating items:
Restructuring and related charges	0.4	—
Acquisition inventory adjustments	—	16.4
Elizabeth Arden 2016 Business Transformation program	—	0.1

Adjusted Gross Profit	$459.3	$468.9

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT AND PRO FORMA RECONCILIATION
(dollars in millions)

	Year Ended December 31, 2017	Year Ended December 31, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden Historical 1/1/16-9/6/16	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)

Gross Profit	$1,542.4	$1,416.9	$268.1	$(0.5)	$1,684.5

Non-operating items:
Restructuring and related charges	0.9	—	—	—	—
Acquisition inventory adjustments	17.2	20.9	—	—	20.9
Elizabeth Arden 2016 Business Transformation program	0.3	0.1	4.2	—	4.3

Adjusted Gross Profit	$1,560.8	$1,437.9	$272.3	$(0.5)	$1,709.7

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET (LOSS) INCOME AND ADJUSTED DILUTED (LOSS) EARNINGS PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,
	2017	2016
	(Unaudited)

Reconciliation to net loss and diluted loss per share:
Net loss	$(76.9)	$(36.5)

Non-operating items (after-tax):
Loss on early extinguishment of debt	—	—
Restructuring and related charges	15.5	21.6
Acquisition and integration costs	8.6	2.4
Acquisition inventory adjustments	—	10.1
Impairment charge	7.4	23.4
Deferred consideration for CBB acquisition	—	0.9
Elizabeth Arden 2016 Business Transformation program	0.2	0.6

Adjusted net (loss) income	$(45.2)	$22.5

Net (loss) income:
Diluted loss per common share	(1.46)	(0.70)
Adjustment to diluted loss per common share	0.60	1.13
Adjusted diluted (loss) earnings per common share	$(0.86)	$0.43

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,635,051	52,513,481

	Year Ended December 31,
	2017	2016
	(Unaudited)

Reconciliation to net loss and diluted loss per share:
Net loss	$(183.2)	$(21.9)

Non-operating items (after-tax):
Loss on early extinguishment of debt	—	12.0
Restructuring and related charges	24.8	22.8
Acquisition and integration costs	34.2	26.8
Acquisition inventory adjustments	12.7	13.0
Impairment charge	7.4	23.4
Deferred consideration for CBB acquisition	2.0	3.5
Elizabeth Arden 2016 Business Transformation program	0.7	1.7

Adjusted net (loss) income	$(101.4)	$81.3

Net (loss) income:
Diluted loss per common share	(3.48)	(0.42)
Adjustment to diluted loss per common share	1.55	1.97
Adjusted diluted (loss) earnings per common share	$(1.93)	$1.55

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,597,582	52,504,196

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2017	2016
	(Unaudited)

Reconciliation to net cash (used in) provided by operating activities:

Net cash (used in) provided by operating activities	$(139.3)	$120.1

Less capital expenditures	(108.3)	(59.3)

Free cash flow	$(247.6)	$60.8

CONTACT:
Media Relations:
Revlon
Pamela Alabaster, 212-527-5863